Exhibit 10.5.1

OPTION TO PURCHASE

      THIS OPTION TO PURCHASE (this “Agreement”) is made and entered into as of the 18th day of August, 2004 (the “Effective Date”), by and between Covenant Place of Abilene, Inc., a Delaware corporation (“Grantor”), and Capital Senior Living Acquisition, LLC, a Delaware limited liability company (“Grantee”).

RECITALS

      WHEREAS, Grantor is the owner of the real property more particularly described in Exhibit “A” attached hereto and made a part hereof for all purposes, and of the improvements thereon (the “Property”); and

      WHEREAS, Grantee wishes to acquire the exclusive right and option to purchase, without becoming obligated to purchase, the Property at an agreed price and under specified terms and conditions.

      NOW, THEREFORE, for and in consideration of the payment of the Option Price (hereinafter defined) and of the mutual covenants and agreements of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Option: For the consideration specified in Section 3 below and subject to the terms and conditions of this Agreement, Grantor hereby grants to Grantee the exclusive right and option (the “Option”) to purchase a fee simple interest in the Property pursuant to the form of Agreement of Purchase and Sale attached hereto as Exhibit “B” and made a part hereof (the “Purchase Agreement”).

2.	Option Period: The period of time during which the Option may be exercised (“Option Period”) shall commence on the Effective Date and shall terminate on the earlier of (i) 5:00 p.m. Central Daylight Time (“CDT”) on August 17, 2009, and (ii) any earlier date on which ‘s Agreement terminates in accordance with its terms (the “Termination Date”). During the Option Period, Grantor, in its sole discretion and for any reason or for no reason, may sell, assign or otherwise transfer a fee simple interest (“Transfer”) in the Property or in any portion thereof and thereafter such Property (or portion thereof) shall no longer be subject to this Agreement (and the Option); provided, however, that Grantor complies with the terms and conditions of this Agreement and of that certain Right of First Refusal Agreement dated of even date herewith by and between Grantor and Grantee applicable to the Property (the “ROFR Agreement”); and provided further, however, that Grantee may exercise the Option in accordance with the terms and conditions of this Agreement within the thirty (30) day period after Grantee receives Notice (as defined in the ROFR Agreement) of the Offer (as defined in the ROFR Agreement) under the ROFR Agreement. Upon any Transfer of all of the Property in accordance with the terms and conditions of this Agreement and the ROFR Agreement, this Agreement (and the Option) shall terminate and be of no further force or effect whatsoever.

3.	Option Price: The Option is granted in consideration of Grantee’s payment to Grantor the sum of One Hundred and No/100 Dollars ($100.00) in good funds (the “Option Price”) upon execution and delivery of this Agreement, plus other good and valuable consideration delivered to Grantor, the receipt and sufficiency of which is hereby acknowledged.

4.	Purchase Price: If the Option granted herein is exercised during the first thirty (30) months of the Option Period, the purchase price (the “Purchase Price”) for the Property shall be Two Million Nine Hundred Seventy-Four Thousand One Hundred Forty-Three Dollars ($2,974,143). If the Option granted herein is exercised during the second thirty (30) months of the Option Period, the purchase price (the “Purchase Price”) for the Property shall be Three Million Forty-Six Thousand Six Hundred Eighty-Three Dollars ($3,046,683). The Purchase Price shall be payable as specified in the Purchase Agreement and shall be subject to applicable adjustments, if any, as specified herein and in the Purchase Agreement.

5.	Manner of Exercise: Grantee may exercise the Option at any time during the Option Period by delivering written notice to such effect in accordance with the terms and conditions of this Agreement (the “Election Notice”) to Grantor on or before 5:00 p.m. CDT on or before July 17, 2009. Upon Grantee’s receipt of the Election Notice, the parties shall execute and deliver the Purchase Agreement, and otherwise consummate the purchase and sale of the Property, on or before the Termination Date. The delivery to Grantor of an Election Notice as provided herein shall constitute Grantor’s and Grantee’s irrevocable, and unconditional obligation to execute the Purchase Agreement and perform in accordance with the terms and conditions of the Purchase Agreement. In the event Grantee falls to exercise the Option in accordance with the terms and conditions of this Agreement (whether or not Grantee has delivered an Election Notice to Grantor), Grantee shall, upon the receipt of a request from the Grantor to do so, promptly execute and deliver to Grantor a document, in form and substance reasonably satisfactory to Grantor, relinquishing in full Grantee’s rights to acquire the Property. Notwithstanding anything in this Agreement or in any other agreement to the contrary, (i) Grantee shall not be entitled to exercise the Option and to consummate the closing of the purchase and sale of the Property unless (A) Grantee shall have exercised its option to purchase a fee simple interest in all of the properties listed in Schedule 1 attached hereto and made a part hereof that have not been Transferred by Grantee in accordance with the ROFR Agreement prior to the Election Notice (the “Affiliate Properties”) from the owners of such properties, which are Affiliates of Grantor (the “Affiliate Owners”), in accordance with the terms and conditions set forth in the various Options to Purchase by and between Grantee and such Affiliate Owners (collectively, the “Affiliate Options to Purchase”), and (B) the closings of the purchase and sale of the Property under the Purchase Agreement and of the Affiliate Properties under the respective forms of purchase agreement attached as exhibits to the Affiliate Options to Purchase (collectively, the “Affiliate Purchase Agreements”) are consummated simultaneously, and (ii) the Option and this Agreement (and all of the options to purchase the Affiliate Properties granted pursuant to the Affiliate Options to Purchase, and the Affiliate Options to Purchase) shall terminate and be of no further force or effect in the event that Grantee delivers an Election Notice to Grantor and thereafter fails to consummate the purchase and sale of (A) the Property in accordance with the terms and conditions hereof and of the Purchase Agreement, and (B) all of the Affiliate Properties in accordance with the terms and conditions of the Affiliate Options to Purchase and of the Affiliate Purchase Agreements. For the purposes of this Agreement, the term “Affiliate” means, as to a person or entity, any other person or entity controlling, controlled by or under common control with such person or entity.

6.	Assignment: Grantor may not assign its obligations under this Agreement without Grantee’s prior written consent; provided that Grantor shall be entitled to assign any such obligations to Grantor’s lender without prior notice to or the consent of Grantee. Grantee may assign its obligations under this Agreement only to an Affiliate of Grantee, with such assignment to be effective as to Grantor only upon Grantor’s receipt of written notice thereof from Grantee in accordance with the terms and conditions of this Agreement. Subject to the remaining provisions of this Section 6, this Agreement shall be binding; upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.

7.	Recordation: A memorandum of this Agreement, reasonably satisfactory in form and substance to Grantor and Grantee, shall be executed and acknowledged by Grantor and Grantee and recorded in the real property records in which the Property is located.

8.	Alternative Dispute Resolution:

(i)	In the event of any dispute, controversy, or claim arising out of or in connection with this Agreement or with the transactions contemplated hereby, or with the breach or alleged breach hereof, in each case whether sounding in contract, tort, or otherwise (each a “Dispute”), the parties shall settle such Dispute in accordance with the provisions of this Section 8.

(ii)	Upon the occurrence and during the continuation of a Dispute, the parties agree first to attempt to settle such Dispute amicably through consultation and negotiation between their respective executive officers.

(iii)	Upon the occurrence and during the continuation of any Dispute that remains unresolved notwithstanding compliance with Section 8(ii) above, the parties agree to attempt to settle such Dispute through non-binding mediation conducted by a mediator with at least five (5) years of mediation experience who has been qualified under the Texas Alternative Dispute Resolution Act and who has knowledge regarding real estate operations (a “Mediator”). In the event that the parties cannot agree on a single Mediator, then each of the parties shall select a Mediator, and the two (2) Mediators thus selected shall select a single Mediator to hear the Dispute. Each of the parties shall pay one-half (1/2) of the aggregate fees and expenses of the mediation.

(iv)	Any Dispute that remains unresolved notwithstanding compliance with Sections 8(ii) and 8(iii) above, or any Dispute with respect to which one or more parties shall fail to comply in all material respects with the requirements of such Sections 8(ii) and/or 8(iii) promptly following the written request of the other party, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) under its “R-Series” Commercial Arbitration Rules, as supplemented and modified by its `B-Series” Commercial Arbitration Rules (or under such other AAA rules as may then apply with respect to expedited arbitration), and judgment on the award (the “Award”) rendered by the arbitrator(s) (the “Arbitrator”) may be entered in any court having jurisdiction thereof. The parties agree to and mutually request an oral hearing of the Dispute. The Arbitrator must have at least five (5) years of arbitration experience and have knowledge regarding real estate operations.

(v)	The parties expressly agree that, prior to the appointment of the Arbitrator, nothing in this Agreement shall prevent a party from applying to a court that otherwise would be of competent jurisdiction solely to obtain a preliminary injunction or other similar provisional or interim relief to maintain the status quo. Upon appointment of the Arbitrator, the Arbitrator shall have sole jurisdiction to hear any such applications, except that any such provisional or interim measures that’ the Arbitrator may order may be immediately and specifically enforced by a court that otherwise would be of competent jurisdiction.

(vi)	Each of the parties shall pay one-half (1/2) of the aggregate fees and expenses of the arbitration, and all other fees and expenses (such as, for example, attorney and accounting fees, actuarial and other experts) shall be paid by the party incurring them; provided, however, that a party prevailing on substantially all of its claims shall be entitled to reasonable attorneys’ fees, costs, and other disbursements in addition to any other relief to which such party may be entitled.

(vii)	The place of any arbitration instituted under this Section 8 shall be Dallas, Texas. Each party consents to jurisdiction in such forum.

9.	Non-Disclosure: The parties shall use reasonable efforts to not disclose the existence or contents of this Agreement to third parties except to the extent required in order to discharge their respective duties and obligations hereunder and the rules and regulations of the Securities and Exchange Commission, and except as provided in Section 7 above. Neither party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that Grantee may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case Grantee will use its reasonable best efforts to advise and solicit input from Grantor prior to making the disclosure).

10.	Notices: All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed (i) duly given if (A) it is faxed to the intended recipient as set forth below, and (B) thereafter it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below, and (ii) duly received upon actual receipt:

If to Grantor:	Copy to:

Covenant Place of Abilene, Inc. 5601 Bridge Street, Suite 504 Fort Worth, Texas 76112 Attn: Mr. Robert Bullock Fax: 817-446-0923	Brian D. Bowden, Esq. Brian D. Bowden, P.C. 2900 Westridge Avenue Fort Worth, Texas 76116 Fax: 817-732-7722

If to Grantee:	Copy to:

Capital Senior Living Acquisition, LLC 14160 Dallas Parkway, Suite 300 Dallas, Texas 75254 Attn: Mr. James A. Stroud and Mr. David R. Brickman Fax: 972-770-5666	Jeffrey L. Fisher, Esq. Geary, Porter & Donovan, P.C. 16475 Dallas Parkway, Suite 500 Addison, Texas 75001 Fax: 972-931-9208

Either party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

11.	Governing Law: This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

12.	Headings: The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

13.	Severability: Any term or provision of this Agreement that is invalid or unenforceable in any situation mi any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

14.	Gender and Number: Whenever the context requires, all words in this Agreement in one gender shall be deemed to include the other genders, all singular words shall include the plural, and all plural words shall include the singular.

15.	Amendments and Waivers: No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Grantor and Grantee. No waiver by either party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

16.	Incorporation of Exhibits and Schedules: The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

17.	Entire Agreement: This Agreement (including the exhibits and schedules attached hereto) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent that they relate in any way to the subject matter hereof.

18.	Timing: Time is of the essence in the parties’ performance of their respective obligations under this Agreement.

      IN WITNESS WHEREOF, the parties have entered into this Option to Purchase as of the date first above written.

CAPITAL SENIOR LIVING ACQUISITION, LLC, a Texas limited liability company
By:	/s/ James A. Stroud
James A. Stroud, Chairman of the Company

COVENANT PLACE OF ABILENE, INC., a Delaware corporation
By:	/s/ Robert Bullock
Robert Bullock, Executive Vice President

Exhibit “A”
OPTION TO PURCHASE

LEGAL DESCRIPTION

EXHIBIT “B”
OPTION TO PURCHASE

FORM OF PURCHASE AGREEMENT

AGREEMENT OF PURCHASE AND SALE OF REAL PROPERTY

      THIS AGREEMENT OF PURCHASE AND SALE OF REAL PROPERTY is made and entered into as of this day    of             , 20            (“Effective Date”) by and between Covenant Place of Abilene, Inc., a Delaware corporation (“Seller”), and Capital Senior Living Acquisition, LLC, a Delaware limited liability company, or its assigns (“Purchaser”).

W I T N E S S E T H:

      In consideration of the mutual agreements contained herein, the sum of ten dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Property (hereinafter defined), for the purchase price and upon and subject to the terms, provisions, and conditions hereinafter set forth.

ARTICLE 1.

Definitions; Purchase Price; Property

      Section 1.01 Definitions. As used in this Agreement, the terms listed below, when they appear with their initial letters capitalized, shall have the following meanings unless the context in which they occur requires otherwise:

      (a) “Affiliate” means, as to a person or entity, any other person or entity controlling, controlled by or under common control with such person or entity.

      (b) “Agreement” means, and the words “herein,” “hereof,” “hereunder,” and words of similar import, shall refer to, this Agreement of Purchase and Sale of Real Property.

      (c) “City” means the City of Abilene, Texas.

      (d) “Closing” means the consummation of the purchase of the Property by Purchaser from Seller in accordance with the terms and provisions of Article 3, which Closing shall be held at the offices of the Title Company.

      (e) “Closing Date” means the date which is on or before thirty (30) days after the expiration of the Inspection Period or such other date as may be provided for herein or mutually agreed to in writing by Seller and Purchaser.

      (f) “Escrow Deposit” means the sum of one percent (1%) of the Purchase Price in the form of cash which shall be delivered by Purchaser to the Title Company within three (3) business days following the Effective Date of this Agreement. The Escrow Deposit shall be invested in one or more federally insured money market account(s) or similar interest-bearing account(s) as specified by Purchaser. Interest on earnings on the Escrow Deposit shall accrue for the benefit of Purchaser.

      (g) “Governmental Regulations” means any and all laws, ordinances, rules, regulations, statutes, building codes and other matters of all governmental authorities having jurisdiction over the Property.

      (h) “Improvements” means all improvements, buildings, structures and fixtures placed, located, constructed or installed on the Land, including without limitation, the 50-unit senior living facility, commonly known as Covenant Place of Abilene, and any additional units being constructed on the Land.

      (i) “Inspection Period” means the period commencing on the date provided in Section 2.07 hereof, and expiring forty-five (45) business days thereafter or such later date as may be mutually agreed to in writing by Seller and Purchaser.

      (j) “knowledge,” “know,” and analogues, with respect to a party, means the actual knowledge, without investigation, of such party.

      (k) The “Land” means the tract(s) or parcel(s) of real property more particularly described on Exhibit “A” attached hereto and made a part hereof for all purposes, together with all and singular the rights, easements, rights of way, privileges, and other appurtenances pertaining thereto, including any right, title, and interest of Seller in and to any strips and gores, streets, alleys, roads, or rights-of-way abutting or adjacent to or within the specifically described real property, and all oil, gas, water and mineral (including both hydrocarbons and other minerals) rights and shares of stock pertaining to water or water rights, whether or not appurtenant thereto, owned by Seller or any Affiliate of Seller’s, ownership of which affects the Land.

      (1) “Permitted Exceptions” means those (i) exceptions or conditions to title to the Property set forth in the Survey or the Title Binder to which Purchaser does not object, or to which Purchaser shall timely object in accordance with the provisions hereof and which objections are waived by Purchaser as specified in Section 2.06, or are cured at or prior to the Closing, and (ii) liens, security interests, and other encumbrances on the Property (other than the Real Property) of which Purchaser has knowledge to which Purchaser does not object during the Inspection Period.

      (m) “Personal Property” means the personal property defined in Section 1.03 hereof.

      (n) “Plans” means all plans, drawings, and specifications, and any amendments thereto, pertaining to the Land or the development thereof.

      (o) “Property” means the property defined in Section 1.03.

      (p) “Property Documents” means the documents and related items set forth in Section 2.07 hereof.

      (q) “Purchase Price” means [Purchase price written out] and No/100 Dollars ($           ), payable by Purchaser in cash at the Closing in an amount equal to the difference between the Purchase Price and the balance at Closing of the financing regarding the Property.

      (r) “Title Binder” means the Commitment for Owner’s Title Insurance Policy issued by the Title Company in accordance with the terms and provisions of Section 2.01.

      (s) “Title Company” means Republic Title of Fort Worth, 420 Throckmorton Street, Suite 640, Fort Worth TX 76102, Attention: Ms. Barbara Hutson.

      (t) “Title Policy” means the Owner’s Title Insurance Policy issued by the Title Company in accordance with the terms and provisions of Section 2.02.

      (u) “Warranties” means all warranties and guaranties relating to the Land or the potential development thereof, or to the Personal Property.

      Section 1.02 Purchase Price for the Property and Independent Contract Consideration. The cash portion of the Purchase Price shall be payable through the Title Company by wire transfer in accordance with wiring instructions furnished by Seller. The Purchase Price shall be subject to the prorations and adjustments provided for in this Agreement. On or prior to the Closing Date, Seller and Purchaser shall mutually agree on an allocation of the Purchase Price among the items constituting the Property in accordance with Section 1060 of the Internal Revenue Code and the regulations promulgated thereunder and all applicable provisions of state, local and foreign law (such allocations, the “Section 1060 Allocations”). If Seller and Purchaser are unable to agree with respect to the Section 1060 Allocations, Seller and Purchaser shall select an independent accounting firm to determine such allocations. The conclusions of such accounting firm shall be binding on the parties. The fees and expenses of such accounting firm shall be shared equally by Seller and Purchaser. Each of the parties hereto agrees to prepare and file reports, returns, declarations, statements, forms, extensions or other documents filed or required to be filed with any federal, state, local or other governmental department, court or other authority in respect of any tax in a manner consistent with the Section 1060 Allocations, as finally determined pursuant to this Section 1.02. Contemporaneously with the execution of this Agreement, Purchaser is delivering to Seller a check in the amount of Fifty and No/100 Dollars ($50.00) (“Independent Contract Consideration”), which amount the parties bargained for and agreed to as consideration for Seller’s execution, delivery and performance of this Agreement. This Independent Contract Consideration is in addition to and. independent of any other consideration or payment provided for in this Agreement, is nonrefundable, and shall be retained by Seller notwithstanding any other provision of this Agreement.

      Section 1.03 Property. Upon and subject to the terms and conditions provided herein, on the Closing Date, Seller will sell, transfer, assign and convey to Purchaser, and Purchaser will purchase from Seller, all of Seller’s right, title and interest in and to all tangible and intangible assets (other than the Excluded Assets described below) used in the operation of the Improvements (“Property”), including, without limitation, the following:

      (a) Real Property.

     (i) That certain real property consisting of the Land and the Improvements located thereon (the “Real Property”). The Land and all related real property shall be deemed to include all permits, easements, licenses, rights-of-way, rights, and related appurtenances.

     (ii) Seller’s right, title and interest as landlord (whether named as such therein, or by assignment or otherwise) in any leases and subleases, if any, regarding the Real Property and all amendments, modifications, supplements, renewals and extensions thereof, together with any security deposits made by the lessees thereunder.

      (b) Personal Property.

     (i) Any and all furniture, fixtures, furnishings, motor vehicles, machinery, computer hardware and software and any other equipment located on or used in connection with the Improvements, and all other personal property used in connection with the Real Property and now located upon the Real Property (excluding any personal property owned by tenants). A list of such tangible personal property is attached as Exhibit “B”.

     (ii) All existing warranties and guaranties (express or implied) issued to the Seller, any of its Affiliates or any predecessor-in-interest to Seller in connection with the Improvements or the Personal Property described in paragraph (b)(i) above.

     (iii) The name “Covenant Place of Abilene” and all signs, marks, supplies, trademarks and materials located on or used in the operation of the Improvements bearing such name; provided, however, that Seller’s right to use the name “Covenant” is qualified by the prior and superior rights of a third party to use such name.

     (iv) All site plans, surveys, geological and environmental and soils studies and reports, market studies and surveys and reports, architectural renderings and models, plans and specifications, engineering plans and studies, floor plans, landscaping plans and other similar plans and diagrams relating thereto.

      The tangible and intangible property described in paragraphs (b)(i), (b)(ii), (b)(iii) and (b)(iv) shall be referred to herein as the “Personal Property”.

      (c) Agreements and Tenant Leases. All rights of Seller in, to and under all contracts, leases, agreements, commitments and other arrangements, and any amendments or modifications, existing as of the Effective Date and used in the operation of the Real Property, and not designated by Purchaser in writing as a contract, lease, agreement, commitment or arrangement which Purchaser will not take subject to, and under all occupancy, residency, lease, tenancy and similar written agreements existing as of the Effective Date with tenants of the Real Property, and all amendments, modifications, supplements, renewals, and extensions thereof, and all tenant deposits, but excluding any agreements or tenant leases entered into by Seller or its property manager after the Effective Date unless approved, in writing, by Purchaser as provided herein.

      (d) Records. True and complete copies of all of the books, records, accounts, files, logs, ledgers and journals pertaining to or used in the operation of the Property for the three calendar years preceding Closing and year-to-date, including, but not limited to, any electronic data stored on computer disks or tapes, and originals of any of the foregoing that relate to residents of the Property.

      (e) Licenses. Any and all licenses now held in the name of Seller, its property manager or any Affiliate of any of them and used or useful in the operation of the Property, and any renewals, extensions, amendments or modifications thereof, except to the extent not transferable or assignable under applicable law.

      (f) Miscellaneous Assets. Except for the Excluded Assets, any other tangible or intangible assets, properties or rights of any kind or nature not otherwise described above in this Section 1.03 and now or hereafter owned by Seller (or any Affiliate or predecessor-in-interest) and used in connection with the operation of the Property.

      Notwithstanding anything to the contrary set forth above, the following assets (“Excluded Assets”), are not included in the Property, shall not be conveyed by Seller to Purchaser at Closing and shall be retained by Seller: (i) Seller’s corporate records, (ii) cash on hand (other than tenant deposits), (iii) cash held by lender as capital reserves, and (iv) any and all assets located at the home office of Seller.

ARTICLE 2.

Title and Survey; Approval of Documents;
Inspections; Conditions

      Section 2.01 Title Binder. Within ten (10) business days after the Effective Date, Seller, at Seller’s sole cost and expense, shall cause to be furnished to Purchaser a current Title Commitment, together with copies of all instruments referred to as exceptions to title. The Title Commitment shall set forth the state of title to the Land and Improvements, together with all exceptions or conditions to such title, including, without limitation, all easements, restrictions, rights-of-way, covenants, reservations, and all other liens or encumbrances affecting the Land which would appear in an owner’s title policy, if issued. The Title Commitment shall contain the express commitment of the Title Company to issue the Title Policy to Purchaser in the amount of the Purchase Price insuring such title to the Land and Improvements as is specified in the Title Commitment, with the standard printed exceptions endorsed or deleted in accordance with Section 2.02.

      Section 2.02 Title Policy. At the Closing, and at Seller’s sole expense (except to the extent otherwise specified below), Seller shall deliver to Purchaser an Owner Policy of Title Insurance (“Owner Policy”) issued by Title Company to Purchaser in the amount of the Purchase Price insuring that, after the completion of the Closing, Purchaser is the owner of indefeasible fee simple title to the Property, subject only to the Permitted Encumbrances and to the standard printed exceptions included in a Texas Standard Form Owner Policy of Title Insurance; provided, however, that (I), at the election of Purchaser and at Purchaser’s sole expense, the printed form survey exception shall be limited to “shortages in area,” (II) the printed form exception for restrictive covenants shall be deleted except for those restrictive covenants that are Permitted Exceptions, (III) there shall be no exception for rights of parties in possession other than the tenants of the Property as tenants, and (IV) the standard exception for taxes shall read: “Standby Fees and Taxes for the year 2004 and subsequent years, and subsequent assessments for prior years due to change in land usage or ownership.” The Owner Policy shall not contain any general exceptions except to the extent that the Title Company will not agree to remove them.

      Section 2.03 Survey. Within twenty (20) days after the Effective Date, Seller, at Seller’s sole cost and expense, shall cause to be furnished to Purchaser, a current (or recertified) plat of survey (the “Survey”) of the Land, prepared by a land surveyor duly licensed in the state in which the Property is located and acceptable to Purchaser and the Title Company. The Survey shall at a minimum:

     (i) set forth an accurate metes and bounds description of the Land;

     (ii) locate all existing easements (setting forth recording information with respect to recorded easements and locating recorded easements per the legal description contained therein), alleys, streets, and roads which are within or abut one or more of the exterior boundary lines of the Land;

     (iii) show any encroachments onto the Land from any adjacent property, any encroachments from the Land onto adjacent property, and any encroachments into any easement or restricted area within the Land;

     (iv) locate any improvements on the Land (such as the Improvements, power lines, fences, and the like);

     (v) locate all dedicated public streets or other roadways providing access to the Land; and

     (vi) locate all set-back lines and similar restrictions covering the Land.

      The Survey shall contain the surveyor’s certification to Purchaser and the Title Company that the Survey was made on the ground and is correct, that there are no visible discrepancies, conflicts, encroachments, or overlapping of improvements except as shown on the Survey, that the Survey is a true, correct, and accurate representation of the Land and the Improvements, and that no part of the Land lies within a flood plain, flood prone, or flood risk area (whether pursuant to the Flood Disaster Act of 1973, as amended, or otherwise), and such other matters as may be reasonably required by the Title Company or Purchaser.

      Section 2.04 Environmental Assessment. Purchaser, at Purchaser’s sole cost and expense, and in its sole discretion, may obtain an Environmental Site Assessment (the “ESA”) of the Property.

      Section 2.05 Review of Survey and Title Binder by Purchaser. Purchaser shall have a period until the expiration of fifteen (15) days following receipt of the last to be delivered to Purchaser of the Title Binder, the title exception documents and the Survey, to review the Title

Binder, the copies of the exception documents and the Survey, and, if Purchaser does not terminate this Agreement in accordance with Section 2.09 hereof, deliver to Seller such objections as Purchaser may have to anything contained or set forth in the Title Binder, the copies of the exception documents, or the Survey. Any objection made to Seller by Purchaser’s counsel within such time period shall be deemed an objection by Purchaser. Any matters to which Purchaser does not so object within such period shall be deemed to be Permitted Exceptions.

      Section 2.06 Seller’s Right to Cure Purchaser’s Objections to Title. If Purchaser delivers objections to Seller in accordance with Section 2.05, then Seller shall have until the expiration of ten (10) days following delivery of Purchaser’s objections to advise Purchaser in writing of its election to cure or refuse to cure such objections (the “Election Notice”). In the event that Seller shall fail to timely deliver the Election Notice, Seller shall be deemed to have agreed to cure Purchaser’s objections on or before Closing. In the event Seller timely delivers an Election Notice which indicates Seller’s refusal to cure Purchaser’s objections, Purchaser may either waive such objections and close the transaction contemplated hereby or terminate this Agreement by notice delivered to Seller on or before the expiration of the later of fifteen (15) days following receipt of Seller’s Election Notice or the end of the Inspection Period.

      Section 2.07 Additional Items Furnished to Purchaser. Seller shall furnish to Purchaser, true, correct, complete, and legible copies of all of the items listed on Exhibit “C” (collectively, the “Property Documents”).

      Seller shall advise Purchaser in writing when it believes it has provided Purchaser with all of the Property Documents (“Seller’s Delivery Notice”) and Purchaser shall have until the expiration of five (5) business days following receipt of Seller’s Delivery Notice .in which to advise Seller in writing of Property Documents not yet delivered to Purchaser (“Purchaser’s Completeness Notice”). In the event Purchaser fails to provide Seller with Purchaser’s Completeness Notice within such five (5) business day period, the last day of such period shall be deemed to constitute the commencement of the Inspection Period. In the event Purchaser does timely provide Seller with Purchaser’s Completeness Notice, Seller shall have until the expiration of five (5) business days following receipt of such notice to either (i) provide Purchaser with the remaining Property Documents, or (ii) advise Purchaser in writing that no further responsive Property Documents are available (“Seller’s Response Notice”). Purchaser shall have until the expiration of five (5) business days following receipt of Seller’s Response Notice and any and all Property Documents provided in conjunction therewith, in which to advise Seller in writing that it is either (y) withdrawing its request for further Property Documents (the “Delivery Completion Notice”), in which event the Inspection Period shall commence on the date of Seller’s receipt of the Delivery Completion Notice, or (z) terminating negotiations with respect to the transaction (the “Termination Notice”), in which event Purchaser shall return to Seller all of the Property Documents in its possession concurrently with delivery of the Termination Notice. Seller will promptly advise Purchaser in writing of any changes, additions, or deletions, or modifications in or to any of the materials to be delivered to Purchaser pursuant to this Section 2.07, and will provide Purchaser with true, correct and complete copies of such changes, additions, deletions or modifications.

      Section 2.08 Purchaser’s Right of Inspection. From the Effective Date through the expiration of the Inspection Period (provided Purchaser does not terminate negotiations pursuant to Section 2.07 hereof), Purchaser shall have reasonable access to the Property, either personally or by authorized agent, to inspect the Property, including, but not limited to, the physical condition thereof, and to conduct environmental and other inspections and to inspect the books, records and reports relating to the Property.

      In the event Purchaser does not terminate negotiations pursuant to Section 2.07 hereof, Seller shall provide Purchaser, Purchaser’s agents and employees, upon request during the Inspection Period, with access to the books and records of Seller and the Property, provided that such access shall be coordinated solely through Donny Edwards, in order to maintain the confidentiality of the transaction, and provided further, that Purchaser shall indemnify Seller from and against any damage suffered by Seller or the Property as a result of Purchaser’s access, which indemnity shall specifically survive the termination of this Agreement.

      Section 2.09 Termination. If Purchaser determines, in Purchaser’s sole and absolute discretion, that any of the Property Documents, the Title Binder, the Survey or the results of any inspections or other investigations of the Property made or caused to be made by Purchaser are unsatisfactory to Purchaser for any reason, Purchaser shall be entitled to terminate this Agreement by written notice to Seller of such election to terminate on or prior to the expiration of the Inspection Period. If Purchaser terminates this Agreement in accordance with this Article 2, Purchaser shall return to Seller any and all Property Documents and any analysis thereof compiled by Purchaser. If Purchaser terminates this Agreement in accordance with this Article II, Purchaser shall receive a full refund of the Escrow Deposit, together with all interest earned thereon, and thereafter Seller and Purchaser shall have no further obligations or liabilities hereunder, one to the other.

ARTICLE 3.

The Closing Date and the Closing; Obligations
of Purchaser and Seller with Respect Thereto

      Section 3.01 The Closing and the Closing Date. The purchase of the Property contemplated by the terms and conditions of this Agreement shall be consummated at the Closing to be held in the offices of the Title Company on the Closing Date. In the event the Closing Date specified is not a business day, the Closing shall be held on the business day next following such date.

      Section 3.02 Conditions Precedent. It shall be a condition precedent to Purchaser’s obligations under this Agreement that on or before the Closing Date:

      (a) The zoning and land use for the Property shall permit the development, operation and use of the Improvements as a senior living facility and all necessary and appropriate licensure approvals for the Property and the operator have been obtained in favor of Purchaser.

      (b) No material adverse change in the operation of the Property shall have occurred

In the event the above matters (collectively “Conditions”) have not been satisfied on or before the Closing Date, the Closing shall be extended until such time as the above matters have been satisfied, but in no event shall the Closing be extended beyond six (6) months from the Closing Date, unless mutually agreed to by Seller and Purchaser. Purchaser shall use its best efforts to ensure that all conditions described in subsection (a) above have been satisfied by the Closing Date.

      Section 3.03 Seller’s Obligations at the Closing.

      (a) At the Closing, Seller shall do the following:

     (i) Execute, acknowledge, and deliver to Purchaser a good and sufficient [Special/General] Warranty Deed (the “Deed”) in the form attached hereto as Exhibit “D” and made a part hereof for all purposes conveying the fee simple title in the Land and the Improvements (in accordance with the legal description shown on the Survey) to Purchaser subject only to the Permitted Exceptions; /Note: Seller shall give the type of warranty deed (i.e., general or special) that it (or its predecessor-in-interest) received on the Property].

     (ii) Deliver the Title Policy to Purchaser or, if the Title Policy is not delivered at Closing, Seller shall cause the Title Company to unconditionally commit to deliver the Title Policy to Purchaser;

     (iii) Execute, and deliver to Purchaser a Bill of Sale and Assignment (herein so called) in form reasonably satisfactory to Purchaser;

     (iv) Credit against the Purchase Price sums required to be so credited pursuant to Section 6.02 hereof;

     (v) Deliver to Purchaser and the Title Company satisfactory evidence that all necessary corporate, partnership, or other action on the part of Seller, if any, has been taken with respect to the consummation of the transaction contemplated hereby;

     (vi) Deliver the affidavit required by Section 8.13 hereof;

     (vii) Deliver to Purchaser a gap affidavit in form reasonably acceptable to the Title Company to permit the Title Company to insure against adverse matters first appearing in the public records on a date subsequent to the effective date of the Title Binder and prior to the recording of a [general/special] warranty deed required by the terms of this Agreement;

     (viii) Deliver to Purchaser a certificate of an authorized person certifying that all of the representations and warranties of Seller contained herein are true and accurate as of the Closing Date;

     (ix) Deliver to Purchaser a certified rent roll updated within thirty (30) days of Closing in the same form as provided in Section 2.07, duly certified by Seller; and

     (x) Deliver to Purchaser the termite and pest inspection report updated within thirty (30) days of Closing meeting the requirements of Section 2.07; and

     (xi) Deliver to Purchaser such other assignments and documents as may be required pursuant to the provisions hereof or mutually agreed by counsel for Seller and Purchaser to be necessary to fully consummate the transaction contemplated hereby.

     (xii) Deliver to Purchaser a consent from the lender for Purchaser to acquire the Property subject to the financing. Seller shall use its best efforts to ensure that the condition described in this clause (xii) has been satisfied by the Closing Date.

      (b) If Seller fails or is unable to deliver any of the items set forth in this Section 3.03 at the Closing, Purchaser may (i) elect to waive such failure and close the transaction, and/or (ii) exercise its rights under Section 5.01(b) hereof.

      Section 3.04 Purchaser’s Obligations at the Closing.

      (a) At the Closing, and upon receipt of all items to be delivered to Purchaser under Section 3.03 above, Purchaser shall do the following:

     (i) Deliver the Purchase Price in accordance with Section 1.02 hereof;

     (ii) Deliver to Seller and the Title Company satisfactory evidence that all necessary corporate, partnership, or other action on the part of Purchaser has been taken with respect to the consummation of the transaction contemplated hereby; and

     (iii) Deliver to Seller such other instruments or documents as may be required pursuant to the terms hereof or mutually agreed by counsel for Seller and Purchaser to be necessary to fully consummate the transaction contemplated hereby.

      (b) If Purchaser fails or is unable to deliver any items set forth in this Section 3.04 at the Closing, Seller may (i) elect to waive such failure and close the transaction, or (ii) Seller may exercise its remedy under Section 5.02(b) hereof.

      Section 3.05 Escrow Closing. Notwithstanding anything herein to the contrary, Purchaser and Seller agree that the Closing shall be accomplished by delivery into escrow with the Title Company of all documents and instruments required to be delivered at Closing, together with the Purchase Price, whereupon Title Company shall disburse such documents and the Purchase Price in accordance with the terms hereof and such additional escrow instructions as Purchaser and Seller may agree upon consistent with the terms hereof.

      Section 3.06 Escrow Deposit. At Closing the Escrow Deposit, together with interest thereon, shall, at Purchaser’s option, be returned to Purchaser or applied to the Purchase Price.

ARTICLE 4.

Representations, Warranties, and Covenants

      Section 4.01 Representations and Warranties of Seller. Seller represents and warrants to Purchaser, as of the Effective Date and as of the Closing Date, as follows:

      (a) Seller has good and indefeasible fee simple title to the Real Property and shall convey to Purchaser at Closing good and indefeasible fee simple title to the Real Property free and clear of all encumbrances other than the Permitted Exceptions;

      (b) There are no option agreements, rights of first refusal or similar agreements or any other agreements pursuant to which any party other than Purchaser has the right to purchase or otherwise acquire any portion of the Property;

      (c) There are no adverse or other parties in possession of the Property, or of any part thereof, except Seller and tenants under the written leases delivered to Purchaser pursuant to Section 2.07 and leases executed after such delivery that comply with the requirements of Section 4.04. No party has been granted any license, lease or other right relating to the use or possession of the Property, or any part thereof, except tenants under the written leases referenced herein;

      (d) Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and the rules and regulations promulgated thereunder, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the teems hereof will not (i) violate any Governmental Regulations applicable to Seller, (ii) conflict with any contract or agreement included as part of the Property, or (iii) require any approval, authorization, consent, license, exemption, filing or registration with any court, arbitrator or governmental entity, except for such approvals, authorizations, consents, actions or filings which have been obtained or made. Prior to Closing, Seller will take all action required of Seller under the HSR Act.

      (e) Seller has no knowledge of any pending or contemplated condemnation action affecting any part of the Property. Seller has no notice of and has no reason to believe that any changes are contemplated with respect to the present zoning of the Property;

      (f) Seller has no knowledge of any pending or threatened litigation or administrative proceeding affecting the Property or Seller, other than those matters described on Exhibit `E” attached hereto. Seller knows of no condition related to any part of the Property that fails to comply in all material respects with. any law, ordinance, or other governmental regulation;

      (g) The Property is contiguous to one or more streets that have been physically completed and accepted for maintenance and other applicable purposes by the city in which the Property is situated. All assessments or other charges related to construction of those streets have been paid, and Seller has no knowledge of any existing or contemplated special assessments;

      (h) All debts, liabilities and obligations of Seller arising from the construction, ownership and operation of the Property and the business operated thereon, including, but not limited to construction costs, salaries, taxes, accounts payable, leasing commissions and the like, have been paid as they became due. Except for debts, liabilities and obligations for which provision is herein made for proration or other adjustment at Closing, there will be no debts, liabilities or obligations of Seller with respect to the Property (whether known, unknown, secured, unsecured, accrued, unaccrued, absolute, contingent, or of any other character) outstanding as of the Closing Date except those matters listed on Exhibit “F” attached hereto. There will be no mechanic’s or materialmen’s liens affecting the Property and relating to any work performed or materials furnished prior to the Closing Date;

      (i) To Seller’s knowledge, the Property as it presently exists is zoned for use and operation as a senior living facility without relying for compliance upon a variance or a preexisting, nonconforming use. No application for variance or change in zoning is pending. No application for change in use or occupancy is pending;

      (j) Seller (i) has obtained all certificates of occupancy, licenses and permits which, to Seller’s knowledge, are required for operating the senior living facility on the Property and all of such certificates of occupancy, licenses and permits are in full force and effect, (ii) has not taken (or failed to take) any action that would result in the revocation of such certificates of occupancy, licenses or permits, and (iii) has not received any written notice of violation from any federal, state, municipal, or other governmental instrumentality, or written notice of an intention by any of the foregoing to revoke any certificate of occupancy, license or permit issued by it in connection with the use of the Property;

      (k) To Seller’s knowledge, the Property and the operation thereof conform in all material respects to all Governmental Regulations (including, without limitation, the Americans with Disabilities Act). Seller has not received notice, written or otherwise, from any federal, state, municipal or other governmental instrumentality requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any Governmental Regulation or otherwise;

      (1) To Seller’s knowledge, the Property is, and as of the Closing will be, in good repair, condition and working order, free from latent and apparent defects, normal wear and tear excepted. Seller has disclosed to Purchaser in writing any and all facts and circumstances that materially and adversely affect the Property and its operation, or any portion thereof. Without limiting the generality of the foregoing, the roofs, walls and foundations of the buildings on the Property are free from leaks and seepage of moisture, and are in sound structural condition;

      (m) The Property is fully equipped for operation as a senior living facility, and contains the number of units, number of square feet and number of parking spaces specified in documents provided to Purchaser. All appliances and the water, sewer, heating, electrical, plumbing, air conditioning and other mechanical and electrical systems in or on the Property are, and as of the Closing will be, in good repair, condition and working order;

      (n) All water, sewer, gas (if any), electric, telephone and drainage facilities, and other utilities required by law for the normal and proper operation of the Property are installed to the property line and are connected with valid permits, are in good repair, condition and working order, and are adequate to serve the Property and, to Seller’s knowledge, to permit full compliance with all requirements of law and the leases. All permits and connection fees are fully paid and no action is necessary on the part of Purchaser to transfer such permits to it. All utilities serving the Property enter it through currently effective public or private easements. To Seller’s knowledge, no fact or condition exists which would result in the termination of such utilities services to the Property;

      (o) The financial statements relating to the Property for each of the periods preceding the date of the Agreement heretofore or hereafter delivered by Seller to Purchaser have, or at the time of their delivery will have, been prepared on a consistent basis; and are, or at the time of their delivery will be, true, correct and complete. At the Closing, there will have been no material adverse change in the financial condition of the Property since the date of the latest such financial statement;

      (p) The rent roll attached provided under Section 2.07 and each other rent roll furnished by Seller to Purchaser pursuant to this Agreement is, or at the time of its delivery will be, true, correct and complete;

      (q) Each lease furnished to Purchaser pursuant to this Agreement is in full force and effect, and has not been amended, modified or supplemented in any way that has not been disclosed to Purchaser in writing. The leases furnished to Purchaser pursuant to this Agreement constitute all written and oral agreements of any kind for the leasing, rental or occupancy of any portion of the Property. Seller has performed and complied with all its obligations under the leases as and when thereby required, and there exists no fact or circumstance that with or without notice or the passage of time, or both, could constitute a default of the landlord or lessor under any of the leases, or entitle any tenant thereunder to offsets or defenses against the prompt, current payment of rent thereunder;

      (r) Seller will not object if Purchaser shall choose to hire any of its employees at the Property. By any such hiring, Purchaser shall not be deemed to assume any liability under any pre-existing pension, profit sharing or similar plan of Seller;

      (s) Seller has not failed to disclose to Purchaser in writing prior to the expiration of the Inspection Period any adverse conditions of which Seller has knowledge with respect to the Property;

      (t) To Seller’s knowledge, the Property is not in violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene or to the environmental conditions on, under or about the Property, including, but not limited to, soil and groundwater condition. Neither Seller nor, to Seller’s knowledge, any third party has used, generated, manufactured, stored or disposed of on, under or about the Property or transported to or from the Property, or incorporated into any improvements now or at any time thereon, any explosives, radioactive material, hazardous waste, toxic substances or related material (“Hazardous Materials”). For the purpose of this Agreement, “Hazardous Materials” shall include but not be limited to substances defined as “hazardous substances,” “hazardous materials,” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; or the Resource Conservation and Recovery Act, 42 U.S.C.

Section 6901, et seq., or in the regulations adopted and publications promulgated pursuant to said laws. Additionally, Seller has not released or agreed to any limitation of liability of any person, firm or entity with respect to its or their obligations arising with respect to the Property pursuant to any of the foregoing laws or regulations or any state law or regulation regarding Hazardous Materials;

      (u) Seller has all requisite corporate power and authority to enter into and perform its obligations under this Agreement, and this Agreement is the legal and binding agreement of Seller enforceable in accordance with its terms;

      (v) Seller is not a foreign person or a foreign corporation for purposes of the withholding rules of the Internal Revenue Code;

      (w) To Seller’s knowledge, there has been no material adverse change in the condition of the Property or in any of the information furnished to, or reviewed by, Purchaser hereunder;

      (x) No part of the Property has been assessed for real estate taxes based upon agricultural or open space use or any other similar use for which the Property may be subject to rollback taxes;

      (y) As of the Closing Date, there will be no management, service, supply, or other contracts with respect to the Property except as may be disclosed to Purchaser in writing prior to the expiration of the Inspection Period;

      (z) There are no attachments, executions, or assignments for the benefit of creditors, or voluntary proceedings in bankruptcy or under any other debtor relief law contemplated by or pending or threatened by, or, to Seller’s knowledge, against Seller or otherwise affecting the Property;

      (aa) Seller does not receive with respect to the Property any Medicare or Medicaid reimbursement except as may be disclosed to Purchaser in writing prior to the expiration of the Inspection Period;

      (bb) To Seller’s knowledge, no action, proceeding or investigation in connection with Medicare, Medicaid or other public or private third-party payor or other program is pending or threatened against Seller or any of Seller’s Affiliates in connection with the Property;

      (cc) There are no tax liens upon the Property except liens for current taxes not yet due. The Real Property is a separate, independent tax parcel. There are no tax contests or assessment disputes pending before any applicable governmental authorities with respect to the Property; and

      (dd) There are no collective bargaining or similar agreements with any labor unions or associations representing employees of the Property. Seller is in compliance in connection with the Property with all applicable laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages and hours, labor relations, civil rights, safety and health and workers’ compensation.

      Section 4.02 Disclaimer of Warranties. Except for Seller’s [general/special] warranty of title to be contained in the Deed to Purchaser and except for the representations and warranties of Seller expressly set for in Section 4.01 hereof, no representations or warranties, express or implied, shall exist with respect to the Property or the sale of the Property.

      Section 4.03 Seller’s Obligation to Notify Purchaser of Change. If, prior to the Closing Date, Seller has knowledge that any representation or warranty set forth in Section 4.01 hereof which was true and correct on the date hereof has become incorrect, either prior to or at Closing, due to changes in conditions beyond Seller’s control or the discovery of information by Seller of which Seller was unaware on the date hereof, Seller shall immediately notify Purchaser thereof. If Seller so notifies Purchaser of such change in conditions or receipt by Seller of such new information prior to Closing, Seller shall not be liable to Purchaser for breach of warranty or representation by reason of such change in conditions or new information nor shall Seller be in default hereunder; provided, however, if a modification to this Agreement shall not be executed by Seller and Purchaser within ten (10) days after such notification (or prior to the Closing Date, if earlier), then Purchaser may, at Purchaser’s sole option, either (i) terminate this Agreement by so notifying Seller on or prior to Closing, (whereupon the Escrow Deposit, together with all accrued interest thereon, shall be returned to Purchaser, and neither party shall have any liability to the other hereunder), or (ii) waive such right, whereupon this Agreement shall remain in full force and effect and the applicable representation and warranty shall be deemed irrevocably amended to reflect such change of conditions or new information. The provisions of this Section 4.03 shall not apply to any representation or warranty given by Seller under Section 4.01 hereof which was incorrect or untrue as of the date given and this Section shall be strictly limited so as to be applicable solely to changes in conditions or, with respect to any representation or warranty made to Seller’s knowledge, the receipt or discovery by Seller of information of which it was previously unaware.

      Section 4.04 Operation of Property Prior to Closing. From the Effective Date through the Closing Date, Seller shall, at Seller’s sole cost and expense:

      (a) Operate the Property diligently and in the ordinary course of its business;

      (b) Promptly (and in any event, prior to the Closing) correct or repair any condition on or about the Property revealed by any third party assessment of the Property to be inconsistent with Seller’s warranties and representations; provided, however, that (i) Purchaser and Seller shall agree on the third party that will conduct the assessment, (ii) Purchaser and Seller each shall bear one-half of the cost of such third party assessment, and (iii) in no event shall Seller be liable to expend more than Twenty-Five Thousand Dollars ($25,000.00) in the aggregate on corrections and repairs under this subsection (b);

      (c) Keep, maintain and repair the Property in a good and presentable condition and comply with all Governmental Regulations affecting the Property;

      (d) Keep, observe and perform its obligations as landlord under the tenant leases, and not terminate or cause the termination of any such lease except as the result of the default of the tenant thereunder;

      (e) Not enter into any written or oral contract or other agreement, other than a tenant lease, that will not be fully performed by Seller on or before the Closing Date or that will not be cancelable by Purchaser without liability on or after the Closing Date without the prior written consent of Purchaser;

      (f) Not enter into any lease for less rent or with a smaller deposit than that currently being charged for similar units on the Property, that permits pets, or that has a term of longer than twelve (12) months or shorter than six (6) months without the prior written consent of Purchaser;

      (g) Not grant any bonus, free months’ rental, or other concession to any present or future tenant of the Property without the prior written consent of Purchaser;

      (h) Advise Purchaser promptly of any litigation, arbitration or administrative hearing before any governmental instrumentality concerning or affecting the Property which, to Seller’s knowledge, is instituted or threatened after the Effective Date; and

      (i) Not sell, assign or convey any right, title or interest whatsoever in or to the Property, or create any lien, encumbrance or charge thereon without promptly discharging the same.

ARTICLE 5.

Defaults and Remedies

      Section 5.01 Seller’s Defaults; Purchaser’s Remedies.

      (a) Seller’s Defaults. Seller shall be deemed to be in default hereunder in the event that any of Seller’ s representations hereunder are determined to be false or misleading in any material respect (other than due to circumstances as to which Section 4.03 would be applicable) or in the event Seller shall fail in any material respect to meet, comply with, or perform any covenant, agreement, or obligation on its part required within the time limits and in the manner required in this Agreement.

      (b) Purchaser’s Remedies. In the event Seller fails or refuses to consummate the sale of the Property pursuant to this Agreement at the Closing or fails to perform any of Seller’s other material obligations hereunder either prior to or at the Closing for any reason other than Seller’s termination of this Agreement pursuant to a right so to terminate expressly set forth in this Agreement or Purchaser’s failure to perform Purchaser’s material obligations under this Agreement, then Purchaser, as its sole and exclusive remedy, may take any one of the following actions: (i) enforce specific performance of this Agreement against Seller, whereupon such default shall be deemed irrevocably waived; or (ii) terminate this Agreement; or (iii) in the event that such failure is wrongful and intentional, seek damages pursuant to Section 8.20 below. In the event Seller shall be deemed to be in default hereunder by virtue of the occurrence of any one or more of the events specified in Section 5.01(a) above at a time after the Closing, Purchaser may (consistent with Section 8.20 regarding alternative dispute resolution) enforce any and all remedies which are available at law or equity or otherwise.

      (c) Return of Escrow Deposit. Upon the termination of this Agreement prior to the Closing in accordance with Section 5.01 (b) (ii) or other Sections hereof providing for such termination by Purchaser, the Escrow Deposit, together with all accrued interest thereon, if any, shall be returned to Purchaser by the Title Company within five (5) business days of receipt of written notice from Purchaser that Purchaser has rightfully terminated this Agreement, which written notice need not be accompanied by any other document or consent of any other party hereto. If the Escrow Deposit is to be returned to Purchaser in accordance with this Section 5.01(c), Seller shall promptly execute and deliver such documents as may be reasonably required to cause the Title Company to return the Escrow Deposit to Purchaser.

      Section 5.02 Purchaser’s Default; Seller’s Remedies.

      (a) Purchaser’s Defaults. Purchaser shall be deemed to be in default hereunder in the event Purchaser shall fail in any material respect to meet, comply with, or perform any covenant, agreement, or obligation on its part required within the time limits and in the manner required in this Agreement. Notwithstanding the foregoing, Seller’s remedy for Purchaser’s failure to timely deposit the Escrow Deposit shall be governed by Section 8.11.

      (b) Seller’s Remedy. In the event Purchaser fails or refuses to consummate the purchase of the Property pursuant to this Agreement at the Closing or fails to perform any of Purchaser’s other material obligations hereunder either prior to or at the Closing for any reason other than Purchaser’s termination of this Agreement pursuant to a right so to terminate expressly set forth in this Agreement or Seller’s failure to perform Seller’s material obligations under this Agreement, then Seller, as its sole and exclusive remedy, may terminate this Agreement, in which event Seller shall be entitled to the Escrow Deposit, it being agreed between Purchaser and Seller that such sum shall be liquidated damages for such default of Purchaser because of the difficulty, inconvenience and uncertainty of ascertaining actual damages for such default. By signing this Agreement, each party specifically confirms the accuracy of the statements made above and the fact that each party was represented by counsel who explained the consequences of this liquidated damages provision at the time this agreement was made. If the escrow deposit is to be delivered to Seller in accordance with this Section 5.02(b), Purchaser shall promptly execute and deliver such documents as may be reasonably required to cause the Title Company to deliver the Escrow Deposit to Seller. In the event Purchaser shall be deemed to be in default hereunder by virtue of the occurrence of any one or more of the events specified in Section 5.02(a) above at a time after the Closing, Seller may (consistent with Section 8.20 regarding alternative dispute resolution) enforce any and all remedies which are available at law or equity or otherwise.

ARTICLE 6.

Closing Costs; Prorations

      Section 6.01 Costs. Costs of closing the transaction contemplated hereby shall be allocated between Seller and Purchaser as follows:

      (a) Seller shall pay (i) the premium for the Title Policy (including all charges for the coverages and/or deletions set forth in Section 2.02 hereof) except to the extent specifically provided otherwise in this Agreement, (ii) except to the extent specifically provided otherwise in this Agreement, the costs of providing to Purchaser all information reviewed and approved by Purchaser in accordance with Article 2 hereof, including, but not limited to, copies of exceptions to title to the Property, (iii) one-half of any escrow fees or similar charges of the Title Company, (iv) any transfer taxes, deed stamps, excise taxes, document taxes, mortgage taxes, intangible taxes, and similar taxes or charges with respect to the transfer of the Property from Seller to Purchaser, and (v) the costs of obtaining any other items to be delivered by Seller to Purchaser at Closing.

      (b) Purchaser shall pay (i) the cost (exclusive of any transfer or similar taxes) of recording the Deed and any other conveyance documents that Purchaser may choose to record, and (ii) one-half of any escrow fee or similar charges of the Title Company.

      (c) All other expenses incurred by Seller or Purchaser with respect to the Closing, including, but not limited to, attorneys’ fees of Purchaser and Seller, shall be borne and paid exclusively by the party incurring same, without reimbursement, except to the extent otherwise specifically provided herein.

      Section 6.02 Prorations.

      (a) Taxes. Ad valorem and similar taxes (excluding assessments) for the then current tax period relating to the Property shall be prorated as of the Closing Date. If the Closing occurs before the tax rate is fixed for the then current tax year, the apportionment of taxes shall be made on the basis of the tax rate for the preceding tax year applied to the latest assessed valuation of the Property, and when the tax rate is fixed for the tax year in which the Closing occurs, Seller and Purchaser hereby agree, one to the other, to adjust the proration of taxes and, if necessary, to refund or pay such sums to the other party as shall be necessary to effect such adjustment. Seller shall promptly reimburse Purchaser for the portion of any and all supplemental taxes hereafter assessed against the Property which are attributable to the period prior to the Closing Date. The installments payable for the period ending on the Closing Date of all unpaid assessments, if any, existing as of the Closing Date, whether due and payable before or after the Closing Date, shall be paid by Seller in cash at the Closing to the assessing entity. Any income or other expenses of the Property shall be prorated as of the Closing Date.

      (b) General. Any other items which may be prorated, such as governmental inspection and license fees, rents and other revenues, utility and sewer charges and other similar items, but not insurance, shall be prorated between Seller and Purchaser as of the Closing Date.

      (c) Post-Closing Adjustments. Seller and Purchaser agree that, to the extent items are prorated or adjusted at Closing on the basis of estimates, or are not prorated or adjusted at Closing pending actual receipt of funds or compilation of information upon which such prorations or adjustments are to be based, each of them will, upon a proper accounting, pay to the other such amounts as may be necessary such that Seller will receive the benefit of all income and will pay all expenses of the Property prior to the Closing Date and Purchaser will receive all income and will pay all expenses of the Property after the Closing Date.

ARTICLE 7.

Indemnification

      Section 7.01 Brokerage Commissions. Each party hereto represents and warrants to the other that except for the brokerage commission of one percent (1%) of the Purchase Price payable at Closing to SSM, Inc., to be split between Seller and Purchaser, such party has incurred no liability to any real estate broker or agent with respect to the payment of any commission regarding the consummation of the transaction contemplated hereby. It is agreed that if any claims for commissions or fees, including, without limitation, brokerage fees, finder’s fees, or commissions, are ever made against Seller or Purchaser in connection with this transaction, all such claims shall be handled and paid by the party whose actions or alleged commitments form the basis of such claim and such party shall indemnify and hold harmless the other from and against any and all such claims or demands with respect to any brokerage fees, finder’s fees, or agents’ commissions or other compensation asserted by any person, firm, or corporation in connection with this Agreement or the transactions contemplated hereby.

      Section 7.02 Operation of Property.

      (a) Seller agrees to indemnify and hold the Purchaser harmless of and from any and all liabilities, claims, demands, and expenses of any kind or nature arising or accruing prior or subsequent to the Closing Date to the extent resulting from or relating to the ownership or operation of the Property prior to the Closing, and all expenses related thereto, including, without limitation, court costs and reasonable attorney’s fees.

      (b) Purchaser agrees to indemnify and hold Seller harmless of and from any and all liabilities, claims, demands, and expenses of any kind or nature arising or accruing subsequent to the Closing Date to the extent resulting from or relating to the ownership or operation of the Property after the Closing, and all expenses related thereto, including, without limitation, court costs and reasonable attorney’s fees.

      Section 7.03 Procedure. In the event either party hereto receives notice of a claim or, demand against which it is entitled to indemnification pursuant to this Article 7, such party shall immediately give notice thereof to the other party. The party obligated to indemnify shall immediately take such measures as may be reasonably required to properly and effectively defend such claim, and may defend same with counsel of its own choosing. In the event the party obligated to indemnify fails to properly and effectively defend such claim, then the party entitled to indemnification may defend such claim with counsel of its own choosing at the expense of the party obligated to indemnify upon at least ten (10) days’ prior written notice. The parties hereto agree to cooperate in the defense of any such claims.

ARTICLE 8.

Miscellaneous

      Section 8.01 Survival of Representations and Warranties. All of the representations and warranties hereof shall survive the Closing and shall remain in full force and effect thereafter for a period of three (3) years, after which time all such representations and warranties shall terminate and be of no further force or effect.

      Section 8.02 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns.

      Section 8.03 Entire Agreement; Modifications. This Agreement embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, including without limitation, the letter of intent between the parties dated July 1, 2004, and all understandings, representations, and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged, or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge, or termination is sought, and then only to the extent set forth in such instrument.

      Section 8.04 Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation hereof.

      Section 8.05 Interpretation and Construction. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter, and vice versa.

      Section 8.06 Notice. Any notice required or permitted to be delivered hereunder must be in writing and deposited in the United States mail, postage prepaid, certified mail, return receipt requested, addressed to Seller or Purchaser, as the case may be, at the address set forth opposite the signature of such party hereto, or if sent by overnight courier or by telecopy or other facsimile transmission or by any other reasonable means. All such notices shall be deemed received when actually delivered to and received or refused by the party to whom such notice is directed.

      Section 8.07 Right to Possession. At the Closing and as a condition thereto, Purchaser shall have full and unrestricted right to possession of the Property, subject to the rights of tenants thereof in such capacity; and Seller will do such acts, execute such instruments, and take such action as may be appropriate or required to assure to Purchaser possession of the same.

      Section 8.08 Further Actions. In addition to the acts and deeds recited herein and contemplated to be performed, executed, and/or delivered by Seller or Purchaser, Seller and Purchaser hereby agree to perform, execute, and/or deliver or cause to be performed, executed, and/or delivered at the Closing or thereafter, any and all such further acts, deeds, and assurances as Purchaser or Seller, as the case may be, may reasonably require at the Closing or thereafter to (i) evidence and vest in the Purchaser the ownership of, and title to, the Property, and (ii) consummate the transactions contemplated hereunder.

      Section 8.09 Governing Law; Construction. This Agreement shall be construed and governed in accordance with laws of the State of Texas. All of the parties to this Agreement have participated fully in the negotiation and preparation hereof and, accordingly, this Agreement shall not be more strictly construed against any one of the parties hereto.

      Section 8.10 Attorneys’ Fees. Should either party employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, the non-prevailing party in any action pursued in courts of competent jurisdiction (the finality of which is not legally contested) agrees to pay to the prevailing party all reasonable costs, damages, and expenses, including attorneys’ fees, expended or incurred in connection therewith.

      Section 8.11 Escrow Deposit. Within three (3) business days after the Effective Date, the Escrow Deposit shall be deposited with the Title Company by Purchaser, which Escrow Deposit shall be held and disbursed by the Title Company in accordance. with the terms, conditions, and provisions of this Agreement. In the event Purchaser shall fail to timely deposit the Escrow Deposit, Seller may, as Seller’s sole remedy, terminate this Agreement at any time prior to Purchaser’s deposit of the Escrow Deposit.

      Section 8.12 Assignment. Purchaser shall have the right without the consent of Seller to assign its rights under this Agreement and all duties hereunder to any Affiliate of Purchaser or to any entity in which Purchaser owns ten percent (10%) or more of the equity interest.

      Section 8.13 Foreign Person Affidavit. At Closing, Seller shall deliver to Purchaser its affidavit in form acceptable to Purchaser, stating, under penalty of perjury, Seller’s U.S. taxpayer identification number and that Seller is not a foreign person and not a disregarded entity within the meaning of Section 1445 of the Internal Revenue Code.

      Section 8.14 Time of the Essence. Time is of the essence of this Agreement. In the event that the date for performance of any obligation hereunder, or the giving of any notice hereunder, falls on a day other than a business day, the period for such performance, or the giving of any notice hereunder, shall be extended to the end of the next business day.

      Section 8.15 Severability. Whenever possible, each provision of this Agreement and every related document shall be interpreted in such manner as to be valid under applicable law; but, if any provision of any of the foregoing shall be invalid or prohibited under said applicable law, such provision shall be ineffective to the extent of such invalidity or prohibition without invalidating the remainder of such provision, or the remaining provisions of such document.

      Section 8.16 Counterparts. This Agreement may be signed in counterparts, not all of which are signed by all parties hereto but each party hereto having signed and delivered to the other at least one of them, which delivery may be by facsimile. Any one of such counterparts, signed by the party to be charged, shall be sufficient to prove this Agreement.

      Section 8.17 Confidentiality. Seller agrees that the terms set forth in this Agreement shall remain totally and completely confidential and shall not be revealed or disclosed to any person or party whatsoever, including without limitation the State of Texas, in connection with the filing of licensure application by Purchaser or the public through the issuance of a press release, except: (i) with the prior written consent of the other party; (ii) as may be disclosed to each party’s attorneys, accountants and other representatives that are involved in connection with the consummation of this transaction; (iii) as may be required by applicable law, including applicable securities law; and (iv) in connection with any litigation between the parties.

      Section 8.18 Casualty or Condemnation. The risk of loss or damage to the Property by fire or other casualty or by condemnation shall continue to be borne by Seller until Closing. If a material portion of the Property is damaged by casualty and such damage has not been M y repaired prior to the Closing Date, or if a material portion of the Property has been condemned, Purchaser shall have the option to terminate this Agreement and receive back the Escrow Deposit or to purchase the Property with an appropriate adjustment in the Purchase Price as mutually agreed to by Seller and Purchaser.

      Section 8.19 Stock Purchase. Notwithstanding anything else to the contrary stated herein, Purchaser may elect, at its sole discretion, to structure the transactions contemplated by this Agreement as a purchase and sale of the capital stock of Seller instead of the Property provided that doing so does not result in any adverse tax effect to Seller or to any of Seller’s direct or indirect equity owners. The stock purchase shall be on the same terms and conditions as a Property purchase with reasonable modifications to the legal documents to achieve the same intent and purposes of the parties.

      Section 8.20 Alternative Dispute Resolution.

     (i) In the event of any dispute, controversy, or claim arising out of or in connection with this Agreement or with the transactions contemplated hereby, or with the breach or alleged breach hereof, in each case whether sounding in contract, tort, or otherwise (each a “Dispute”), the parties shall settle such Dispute in accordance with the provisions of this Section 8.20.

     (ii) Upon the occurrence and during the continuation of a Dispute, the parties agree first to attempt to settle such Dispute amicably through consultation and negotiation between their respective executive officers.

     (iii) Upon the occurrence and during the continuation of any Dispute that remains unresolved notwithstanding compliance with Section 8.20(ii) above, the parties agree to attempt to settle such Dispute through non-binding mediation conducted by a mediator with at least five (5) years of mediation experience who has been qualified under the Texas Alternative Dispute Resolution Act and who has knowledge regarding real estate operations (a “Mediator”). In the event that the parties cannot agree on a single Mediator, then each of the parties shall select a Mediator, and the two (2) Mediators thus selected shall select a single Mediator to hear the Dispute. Each of the parties shall pay one-half (1/2) of the aggregate fees and expenses of the mediation.

     (iv) Any Dispute that remains unresolved notwithstanding compliance with Sections 8.20(ii) and (iii) above, or any Dispute with respect to which one or more parties shall fail to comply in all material respects with the requirements of such Section 8.20(ii) and/or (iii) promptly following the written request of the other party, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) under its “R Series” Commercial Arbitration Rules, as supplemented and modified by its “E-Series”

Commercial Arbitration Rules (or under such other AAA rules as may then apply with respect to expedited arbitration), and judgment on the award (the “Award”) rendered by the arbitrator(s) (the “Arbitrator”) may be entered in any court having jurisdiction thereof. The parties agree to and mutually request an oral hearing of the Dispute. The Arbitrator must have at least five (5) years of arbitration experience and have knowledge regarding real estate operations.

     (v) The parties expressly agree that, prior to the appointment of the Arbitrator, nothing in this Agreement shall prevent a party from applying to a court that otherwise would be of competent jurisdiction solely to obtain a preliminary injunction or other similar provisional or interim relief to maintain the status quo. Upon appointment of the Arbitrator, the Arbitrator shall have sole jurisdiction to hear any such applications, except that any such provisional or interim measures that the Arbitrator may order may be immediately and specifically enforced by a court that otherwise would be of competent jurisdiction.

     (vi) Each of the parties shall pay one-half (1/2) of the aggregate fees and expenses of the arbitration, and all other fees and expenses (such as, for example, attorney and accounting fees, actuarial and other experts) shall be paid by the party incurring them; provided, however, that a party prevailing on substantially all of its claims shall be entitled to reasonable attorneys’ fees, costs, and other disbursements in addition to any other relief to which such party may be entitled.

     (vii) The place of any arbitration instituted under this Section 8.20 shall be Dallas, Texas. Each party consents to jurisdiction in such forum.

[Signature pages follow]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Address for Notice:	SELLER:
Covenant Place of Abilene, Inc. c/o Mr. Robert Bullock, EVP 5601 Bridge Street, Suite 504 Fort Worth, Texas 76112	COVENANT PLACE OF ABILENE, INC., a Delaware corporation By:

Name:

Title:

With a copy to: Brian D. Bowden, Esq. Brian D. Bowden, P.C. 2900 Westridge Avenue Fort Worth, Texas 76116-4647

Address for Notice:	PURCHASER:

Capital Senior Living Acquisition, LLC, c/o James A. Stroud, Chairman of the Company and David R. Brickman, Vice President 14160 Dallas Parkway, Suite 300 Dallas, Texas 75254	CAPITAL SENIOR LIVING ACQUISITION, LLC, a Delaware limited liability company
By:

Name:

Title:

With a copy to:
Jeffrey Fisher, Esq. Geary, Porter & Donovan, a Professional Corporation 16475 Dallas Parkway, Suite 500 Addison, Texas 75001-6837

Receipt of Escrow Deposit

      The undersigned hereby acknowledges receipt of the Escrow Deposit in the amount of $[Escrow Amount] and agrees to hold the Escrow Deposit in accordance with the terms of the attached Agreement. The undersigned agrees to deposit such funds in a federally insured money market account(s) or similar interest bearing account(s) as specified by Purchaser with the interest accruing for the benefit of Purchaser.

REPUBLIC TITLE OF FORT WORTH

By:

Name:

Title:

Date of execution:

[TO BE EXECUTED IF, AS AND WHEN THE ESCROW DEPOSIT IS DEPOSITED BY PURCHASER]